EXHIBIT 99(6)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

  July 5, 2000 - CanArgo announces relocation of head office to London, England

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) announced today its Board of Directors has decided to move its administrative and support office from Calgary, Canada to London, England.

The decision to move the office follows the Company's recent successful financing of over US$15 million. CanArgo currently has approximately US$20 million in cash and growing positive cash flow. The Board believes that these resources will enable CanArgo to actively pursue the opportunities available to it in Georgia and the Caspian. CanArgo plans to continue to focus on a balance of increased cash flow and upside potential.

The office relocation is aimed at refocusing administrative and support functions in conjunction with the expansion of activities in the Caspian and more specifically in Georgia. The move will be carried out in a manner to minimize the effect on operations whilst bringing the Company's key management closer to shareholders and its operations in Georgia. Given the increased activity the Company expects over the next few years, the Board believes that offices in London will allow closer and more effective management of resources. The move is expected to start in September 2000 and be complete by June 2001.

All key management will be offered positions and a number are expected to move over the next year. However, Michael Binnion, President & CFO has notified the Company that he will not accept this offer and will resign once a suitable replacement is found. Mr. Binnion continues as a director of CanArgo and will consult for one year to assist with the transition. His future plans are to focus on his existing position as President of Terrenex Acquisition Corporation, which remains CanArgo's largest shareholder.

Michael Binnion commented "Terrenex started CanArgo in 1997 as a Canadian company with CDN$3 million and the objective of taking advantage of a very unique position in Georgia to create a large independent oil company. We started in Calgary because it is among the best oil cities in the world and the best place to incubate a start-up. I think the results prove we made the right decision. Now that CanArgo is fully financed with a strong operating base I think it is essential it is close to its main shareholders and operations. I am confident time will prove the move to London to be the decision that allows CanArgo to cement its dominant position in the Caucasus".

David Robson, Chairman and CEO said "Michael and I worked through many set backs in the market place to create a solid base for CanArgo. Now that our current business plan is well financed I am looking forward to the next challenge. I want to thank Michael for his dedication to CanArgo through difficult times and I look forward to his help with our transition to London and in future."

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com